Cooperation Agreement

Party A: Beijing Fenghua Education Consulting Company Ltd.

Legal Representative: Toby Chu

Party B: Yunnan International Exchange Centre

Legal Representative: Minglei Gao

Objective: To establish a GLN Educational Centre at Party B’s campus.

Cooperation Programs (GLN):

-	IELTS preparation

-	International Foundation Program

Tuition Revenue Split:

IELTS Program

-	Party A 90%

-	Party B 10%

Visa Service Revenue Split:

-	Party A 10%

-	Party B 90%

Roles and Responsibilities:

Party A

-	Responsible for developing and providing curriculum, importing teaching resources, providing professional certification services

-	Responsible for advising IELTS program students on study abroad plans and assisting students with related visa application

-	Responsible for insuring the copyrights of all curriculum, textbooks

Party B

-	Responsible for marketing and recruiting students

-	Responsible for student services and visa application services

-	Responsible for providing an office to Party B

Finalized and Signed on March 18, 2011 by

Party A Legal Representative: Toby Chu

Party B Legal Representative: Minglei Gao

No expiration date